Exhibit 10.15

CERTAIN INDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS
BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO BIOMX INC. IF
PUBLICLY DICSLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Agreement

prepared and signed on the 7th day of the month of September 2020

Between

1.	AFI Properties Ltd. (25.3%) of 4 Derech Hachoresh, Yehud

2.	Ef-Shar Ltd. (34.7%) of 4 Derech Hachoresh, Yehud

3.	Weizmann Institute of Science (hereinafter – the “Institute”) (40%) at the Weizmann Institute of Science Assets and Development (Mul Nof) Ltd. Beit Sagan, Weizmann Institute of Science, Herzl St 234, Rehovot By Afi Properties Ltd. and/or Ef-Shar Ltd. (hereinafter – “AFI”) By virtue of power of attorney signed by the Institute on 26th October 2015 (hereinafter together, distinctly from “jointly and severally” – the “Lessor”)

The first party;

And

Nova Measuring Instruments Ltd.
B.N: 511812463
(Hereinafter – the “Transferor”)

The second party;

And

BiomX Ltd.
B.N: 515220556
(Hereinafter – the “Transferee”)

The third party;

Whereas	An unprotected lease was drawn up between Ef-Shar and the Transferor on September 19, 1995, with its appendices and addendums (hereinafter: the “Lease with the Transferor”), by virtue of which the Transferor leases from the Lessor an area [**] in the Science Park in Ness Ziona as marked in red in the blueprint attached to this agreement as Appendix A (hereinafter respectively: the “Lease”, the “Leased Property” and the “Park”); and

Whereas	The Transferor and the Transferee requested from the Lessor that the Transferor’s lease be terminated and to commence the Transferee’s lease under the terms of the addendum to the Lease with the Transferee at the same time as signing this agreement (hereinafter: the “Lease Addendum with the Transferee”); and

Whereas	The Lessor complied in principle with the transfer of possession of the Leased Property of the Transferor and the Transferee, in accordance with and subject to the full observance of the provisions of this agreement by the Transferor and the Transferee, including all the conditions set out below; and

Whereas	The Transferee requested from the Lessor [**]; and

Whereas	The Lessor complied with the Transferor’s request [**].

It is therefore agreed and stipulated between the parties as follows:

1.	The preamble and the appendices to this agreement form an inseparable part thereof.

2.	Subject to the prior existence of all the cumulative conditions set forth in section 4 below, the Transferor’s lease term shall terminate on 31st August 2020 (hereinafter: the “Determining Date”), and the provisions of the Lease with the Transferor regarding the termination of the Lease and the vacating of the Leased Property by the Transferor, subject to the provisions of this agreement below, and the Transferee’s lease shall commence under the terms of the addendum with the Transferee and this agreement in such a manner as from the Determining Date shall apply to the Transferee all obligations specified in the Lease agreement and addendum.

3.	The Transferor will continue to bear towards the Lessor their full obligations towards them in relation to the period up to the Determining Date and/or the charges that arose before the aforesaid date even if the demand for payment is received at a later stage and bears any payment and/or liability and/or responsibility in this regard, without this agreement derogating from any such obligations and/or constituting any waiver on behalf of the Lessor in connection therewith.

4.	An essential and precondition for the entry into force of this agreement is that the Transferor will present to the Lessor all the documents and perform all the actions as detailed below no later than 14 days from the date of signing this agreement or by the Determining Date, whichever is earlier:

4.1	The Transferee will sign the Lease Addendum with the Lessor and will provide the Lessor with all the collateral required for the Leased Property in accordance with the provisions of the Lease Addendum with the Transferee.

4.2	The Transferee will present to the Lessor the letter of authorization to debit the Lessee’s account as required by the provisions of the Lease with the Transferee.

4.3	The Transferee will fulfill in full and on time the provisions of the Lease with the Transferee and the addendum relating to the preparation of insurance in respect of the Leased Property and will proved a certificate to that effect from their insurer to the Lessor.

5.	The Transferor hereby declares and undertakes that they are solely responsible to the Transferee for the delivery of the Leased Property to the Transferor on the Determining Date. The Transferee declares that they are aware that the Transferor is solely responsible to them in relation to the delivery of the said Leased Property and they remove responsibility from the Lessor for the delivery of the Leased, without detracting from the aforesaid addendum of the Lease with the Transferee. In this regard, the Transferor and the Transferee declare and undertake that they will not make any demand and/or claim and/or lawsuit against the Lessor in connection with the delivery of the Lease to the Transferee as stipulated in this agreement, including and without derogating from the above with regard to the return of the Transferor’s investments of any kind in the Leased Property, as long as they exist.

6.	The Transferor and the Transferee declare that they will not be permitted to make any demand and/or claim and/or lawsuit against the Lessor in case of any defects and/or faults in the Leased Property, and that they agree to hand over the transferred area to the Transferee as is on the Determining Date without the Lessor performing any adjustment and/or construction work of any kind and they waive any claim and/or demand and/or lawsuit against the Lessor in connection with this section, and they waive any claim and/or demand and/or lawsuit against the Lessor in connection with what is stated in this section, without derogating from what is stated in the Lease Addendum with the Transferee.

7.	In addition to the stipulation in section 4 above, it is expressly stated that the validity of this agreement is conditional on a condition under which this agreement will not enter into force unless the “Addendum with the Transferee” is signed between the Lessor and the Transferee by no later than the Determining Date.

8.	Except as provided herein and in the Addendum to the Lease, no change will be made to the provisions of the Lease with the Transferee.

/s/ Jonathan Solomon, CEO /s/ Marina Wolfson, SVP Finance and Operations	/s/ Ariel Goldstein /s/ Avi Barzilay	/s/ Avishai Shahaf, Procurement manager /s/Gabi Sharon, VP Operations
BiomX Ltd. The Transferee	Afi Properties Ltd. Ef-Shar Ltd. The Lessor	Nova Measuring Instruments Ltd. The Transferor

[Stamp]: Ef-Shar Ltd. [signature]

[Stamp] Afi Properties Ltd. [signature]